CONFIDENTIAL & PROPRIETARY

LICENSE PURCHASE AGREEMENT

between

CINCINNATI BELL WIRELESS, LLC

and

CELLCO PARTNERSHIP d/b/a VERIZON WIRELESS

4.4	TAX TREATMENT		13
ARTICLE V CONDITIONS PRECEDENT TO CLOSING			13
5.1	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER		13
	5.1.1	Representations of Warranties True as of the Closing	13
	5.1.2	Compliance with this Agreement	13
	5.1.3	Closing Certificates	13
	5.1.4	Opinion of FCC Counsel for Seller	14
	5.1.5	No Threatened or Pending Litigation	14
	5.1.6	Regulatory Approvals	14
	5.1.7	HSR Act	14
5.2	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER		14
	5.2.1	Representations and Warranties True as of the Closing Date	15
	5.2.2	Compliance with this Agreement	15
	5.2.3	Closing Certificate	15
	5.2.4	No Threatened or Pending Litigation	15
	5.2.5	Regulatory Approvals	15
	5.2.6	HSR Act	15
ARTICLE VI INDEMNIFICATION			15
6.1	GENERAL INDEMNIFICATION OBLIGATIONS OF SELLER		15
6.2	GENERAL INDEMNIFICATION OBLIGATIONS OF BUYER		16
6.3	LIMITATIONS		17
6.4	INDEMNIFICATION PROCEDURES		18
6.5	PAYMENTS		19
6.6	TREATMENT OF PAYMENTS		19
6.7	EXCLUSIVE REMEDY		19
ARTICLE VII MISCELLANEOUS			19
7.1	TERMINATION		19
7.2	EXPENSES		20
7.3	SALES, TRANSFER AND DOCUMENTARY TAXES		21
7.4	FURTHER ASSURANCES		21
7.5	ENTIRE AGREEMENT; AMENDMENTS		21
7.6	ASSIGNMENT AND BINDING EFFECT		21
7.7	WAIVER		21
7.8	NOTICES		21
7.9	REMEDIES		22
7.10	SCHEDULES AND EXHIBITS; DISCLOSURE LETTER		23
7.11	GOVERNING LAW		23
7.12	NO BENEFIT TO OTHERS		23
7.13	HEADING, GENDER, "PERSON," "INCLUDING" AND "KNOWLEDGE"		23
7.14	SEVERABILITY		23
7.15	COUNTERPARTS AND FACSIMILE SIGNATURES		23
7.16	AGREEMENTS, REPRESENTATIONS AND WARRANTIES OF PARENT		23

ii

LICENSE PURCHASE AGREEMENT

THIS LICENSE PURCHASE AGREEMENT (the “Agreement”), dated as of April 6, 2014, is entered into by and between CINCINNATI BELL WIRELESS, LLC, an Ohio limited liability company (“Seller”), and CELLCO PARTNERSHIP, a Delaware general partnership doing business as Verizon Wireless (“Buyer”). Further, CINCINNATI BELL INC., an Ohio corporation (“Parent”) which directly owns 100% of the equity interest in Seller, is a party to this Agreement solely for the purpose of making its representations and warranties set forth in, and agreeing to perform its obligations under, Section 7.16 of this Agreement.
R E C I T A L S
WHEREAS, Seller holds the Personal Communications Services (“PCS”), Advanced Wireless Service (“AWS”) and 700 MHz Lower Band (“Lower 700”) licenses granted by the Federal Communications Commission (the “FCC”) for the markets (the “Markets”), and having the call signs, set forth in Schedule A (the “FCC Licenses”);
WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of Seller’s right, title and interest in and to the FCC Licenses, as permitted pursuant to 47 C.F.R. § 1.948, in the manner and subject to the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, and intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
DEFINED TERMS
1. 1Terms Used in Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in the respective specified sections of this Agreement

Term	Location

Affiliate	2.4(a)
Agreement	Opening Paragraph
Assignment and Assumption Agreement	7.6
AWS	Recitals
Bill of Sale	2.6(a)
Broker	3.1.7
Buyer	Opening Paragraph
Buyer's Documents	3.2.1
Cap	6.3.1
Claim Notice	6.4(a)
Closing	2.5
Closing Date	2.5
Closing Payment	2.3
Deductible	6.3.1
Disclosure Letter	7.10
DOJ	4.3.1(b)
FCC	Recitals
FCC Applications	4.3.1(a)
FCC Consent	5.1.6
FCC License	Recitals

FCC Rules	3.1.2
Final Order	5.1.6
FTC	4.3.1(b)
HSR Act	3.1.4
HSR Notice	4.3.1(b)
Including	7.13
Indemnified Buyer Party	6.1
Indemnified Seller Party	6.2
Know	7.13
Knowledge	7.13
Leased Spectrum	2.6(a)(ii)
Lien	3.1.2(b)
Losses	6.1
Lower 700	Recitals
Market	Recitals
Non-Affiliate Assignee	7.6
Notice Period	6.4(a)
Parent	Opening Paragraph
PCS	Recitals
Per-Claim Threshold	6.3.1
Person	7.13
Potential Contributor	6.3.4
PUC	3.1.2(a)
Purchase Price	2.2
Related Party	6.1(d)
Seller	Opening Paragraph
Seller Cost Sharing Obligations	2.4
Spectrum Leases	2.6(a)(ii)
Transaction Documents	3.1.1
Verizon Wireless	3.2.6
ARTICLE II
THE TRANSACTION

2.1Sale and Purchase of FCC Licenses. At the Closing, Seller shall grant, sell, convey, assign, transfer and deliver to Buyer, free and clear of all Liens, and Buyer shall purchase from Seller, all right, title and interest of Seller in and to the FCC Licenses.
2. 2Purchase Price. The aggregate purchase price to be paid by Buyer to Seller for the FCC Licenses shall be $194,370,000 (the “Purchase Price”), which shall be payable by Buyer to Seller in accordance with Section 2.3.
2. 3Payment of Purchase Price. On the Closing Date, Buyer shall pay to Seller an amount (the “Closing Payment”) equal to the Purchase Price, which shall be paid by wire transfer of immediately available funds to such account(s) as Seller shall designate no later than five business days prior to the Closing Date.

2. 4Microwave and BRS Clearing Obligations; No Assumption of Liabilities. (a) All of Seller’s cost sharing obligations (if any) to other AWS or Mobile Satellite Service licensees (or to microwave incumbents or Broadband Radio Service incumbents in the 2150-2160/62 MHz band) relating to operations on any of the spectrum encompassed by any of the FCC Licenses prior to the Closing, and all of Seller’s microwave or Broadband Radio Service relocation obligations (if any) relating to operations on any of the spectrum encompassed by any of the FCC Licenses prior to the Closing or pursuant to any contract or agreement entered into by Seller or any of its Affiliates prior to the Closing (collectively, “AWS Cost Sharing Obligations”), shall remain Seller’s obligation and responsibility, which shall be paid and discharged by Seller in accordance with past practice but not less than on a timely basis, and shall not be assumed by or otherwise become the responsibility of Buyer, even if such costs and obligations are not brought to the attention of either Seller or Buyer until after the Closing. For purposes of this Agreement, “Affiliate” means, as to any Person, any other Person, which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.
(b)All of Seller’s cost sharing obligations (if any) to other PCS licensees (or to microwave incumbents) relating to operations on any of the spectrum encompassed by any of the FCC Licenses prior to the Closing, and all of Seller’s microwave relocation obligations (if any) relating to its operations on any of the spectrum encompassed by the FCC Licenses prior to the Closing or pursuant to any contract or agreement entered into by Seller or any of its Affiliates prior to the Closing (collectively, “PCS Cost Sharing Obligations” and together with the AWS Cost Sharing Obligations, “Seller Cost Sharing Obligations”), shall remain Seller’s obligation and responsibility, which shall be paid and discharged by Seller in accordance with past practice but not less than on a timely basis, and shall not be assumed by or otherwise become the responsibility of Buyer, even if such costs and obligations are not brought to the attention of either Seller or Buyer until after the Closing.
(c)For the avoidance of doubt, Buyer acknowledges that it is aware of the FCC’s build-out requirements with respect to the Lower 700 FCC Licenses and that the satisfaction of those requirements will be the Buyer’s responsibility following the Closing. Buyer also acknowledges that it is aware of the potential interference between broadcast television operations located on Channel 51 and wireless operations on lower 700 MHz A Block licenses and Seller shall have no obligation or responsibility with respect to resolution of any such impairments to Buyer’s operation of the Lower 700 FCC Licenses.
(d)Notwithstanding the grant, sale, conveyance, assignment, transfer and delivery of the FCC Licenses, Seller shall be entitled to, and Buyer shall pay to Seller (to the extent such payments are received by Buyer) any cost-sharing reimbursement payments made by third parties within eighteen (18) months following the Closing with respect to any microwave or Broadband Radio Service relocation costs incurred by Seller in respect of the FCC Licenses prior to the Closing.
(e)THIS IS A PURCHASE OF ASSETS ONLY AND BUYER SHALL NOT ASSUME OR BE BOUND BY OR RESPONSIBLE FOR, UNDER THIS AGREEMENT OR BY REASON OF THE TRANSACTIONS EXPRESSLY CONTEMPLATED HERBY, ANY OBLIGATIONS OR LIABILITIES OF SELLER, ITS PREDECESSORS OR ITS MEMBERS OF ANY KIND OR NATURE, KNOWN OR UNKNOWN, CONTINGENT OR OTHERWISE, EXCEPT AS SET FORTH IN SECTION 2.4(c).
2.5Closing. Unless this Agreement shall have been earlier terminated in accordance with the provisions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall be consummated via U.S. mail, recognized overnight courier and/or electronic transmission. Should the parties mutually agree that an in-person closing is necessary, it shall take place at the offices of Buyer, One Verizon Way, Basking Ridge, NJ 07920. The Closing shall occur at 10:00 a.m. local time on the date that is five business days after the satisfaction or waiver of the conditions set forth in Article V (except those conditions that by their nature will be satisfied at the Closing), or at such other time or place as may be mutually agreed upon in writing by Buyer and Seller. The date of the Closing is referred to herein as the “Closing Date.”

2.6Deliveries and Proceedings at Closing. At the Closing and subject to the terms and conditions herein contained:
(a)Deliveries by Seller. Seller shall deliver to Buyer the following:
(i)a Bill of Sale and Assignment in the form attached hereto as Exhibit A (the “Bill of Sale”), duly executed by Seller; and
(ii)one or more Short Term De Facto Transfer Lease Agreements in the form set forth in Section 2.6 of the Disclosure Letter (the “Spectrum Leases”) providing for the leasing by Buyer to Seller of the spectrum subject to the FCC Licenses specified in the form of Spectrum Lease set forth in Section 2.6 of the Disclosure Letter (the “Leased Spectrum”), duly executed by Seller; provided that if Buyer assigns its right to receive any or all of the FCC Licenses hereunder to a Non-Affiliate Assignee, the Spectrum Leases may be in any one or more of the following structures: (A) Buyer may enter into a lease with such Non-Affiliate Assignee with respect to any Leased Spectrum covered by such FCC Licenses, and sublease such Leased Spectrum to Seller pursuant to a sublease substantially in the form set forth in Section 2.6 of the Disclosure Letter, with such changes as may be necessary to reflect inherent differences between a lease and a sublease, (B) Buyer may acquire from such Non-Affiliate Assignee any Leased Spectrum covered by such FCC Licenses, and lease such Leased Spectrum to Seller pursuant to a lease substantially in the form set forth in Section 2.6 of the Disclosure Letter, or (C) the Non-Affiliate Assignee shall lease to Seller any Leased Spectrum covered by such FCC Licenses that is not leased or acquired by Buyer pursuant to a lease substantially in the form set forth in Section 2.6 of the Disclosure Letter.
(b)Deliveries by Buyer. Buyer shall deliver to Seller the following:
(i)the Closing Payment in accordance with Section 2.3; and
(ii)the Spectrum Leases, duly executed by Buyer.
(c)Other Deliveries. The parties shall also deliver to each other the agreements, closing certificates, opinion of FCC counsel and other documents and instruments required to be delivered pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
3.1Representations and Warranties of Seller. Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:

3.1.1Organization and Authority of Seller. Seller is a limited liability company duly organized and validly existing under the laws of the State of Ohio. Seller’s principal place of business is located in the State of Ohio. Seller has the requisite limited liability company power, authority and legal right to execute, deliver and perform this Agreement and the other Transaction Documents. The execution, delivery and performance by Seller of this Agreement and all other Transaction Documents required to be executed and delivered by Seller in accordance with the provisions of this Agreement have been duly authorized by all necessary limited liability company action on the part of Seller, including approval of this transaction by Seller’s board of directors and, to the extent necessary, members.  As used herein, the term “Transaction Documents” means this Agreement and all other agreements, documents and instruments required to be executed and/or delivered by the parties or any one or more of them in accordance with the provisions of this Agreement. This Agreement has been, and the other Transaction Documents will be, duly executed and delivered by Seller, and this Agreement constitutes, and the Transaction Documents when executed and delivered will constitute, the legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors’ rights generally, and except that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
3.1.2Compliance with Law; FCC Licenses. (a) Seller has, during the past five years, complied in all material respects with, and is not in violation in any material respect of, any federal, state or local law, ordinance, code, order or governmental rule or regulation that relates to any FCC License or to Seller’s ownership thereof, including rules, regulations or orders of the FCC (the “FCC Rules”) and each public utilities commission or other state regulatory agency having jurisdiction over the FCC Licenses (each a “PUC”), and has obtained, and has been, during the past five years, and is in compliance with the material requirements of, each license, permit or authorization necessary to the ownership of the FCC Licenses.
(b)A true and correct copy of each FCC License, as in effect on the date of this Agreement, is attached as Schedule 3.1.2 of the Disclosure Letter. Each FCC License is in full force and effect, is validly and exclusively held by Seller, and is free and clear of any Liens, conditions or other restrictions (other than those routinely imposed in conjunction with AWS, PCS or Lower 700 licenses). As used herein, “Lien” means any mortgage, lien, pledge, charge, security interest, encumbrance, easement, conditional sales contract, reversionary interest, transfer restriction (other than transfer restrictions arising under the FCC Rules), right of first refusal, voting trust agreement, preemptive right, or other adverse claim or defect of title.
(c)No amounts (including installment payments consisting of principal and/or interest or late payment fees) are due to the FCC or the United States Department of the Treasury in respect of any FCC License, nor will the consummation of the transactions contemplated hereby cause the FCC to require Seller or any of its Affiliates to refund to the FCC all or any portion of any bidding credit which Seller or any of its past or current Affiliates may have received from the FCC in connection with any FCC License.

(d) There are no existing applications, petitions to deny or complaints or proceedings pending or, to Seller’s Knowledge, threatened, before the FCC, any PUC or any other tribunal, governmental authority or regulatory agency that have or reasonably could be expected to have an adverse effect on any FCC License (other than proceedings affecting the wireless communications services industry generally or AWS, PCS or Lower 700 licenses or licensees generally, and those applications to be filed in conjunction with this Agreement). No governmental authority or regulatory agency has threatened in writing, or to Seller’s Knowledge, otherwise threatened to terminate or suspend any FCC License. There are no disputes of any kind outstanding with respect to any FCC License that have or reasonably could be expected to have an adverse effect on any FCC License. Seller is not in violation or default, nor has it received any notice of any claim of violation or default, with respect to any FCC License, and no event has occurred with respect to any FCC License which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or which will or could reasonably be expected to result in any violation, default, claim of violation or default or impairment of the rights of the holder of any FCC License. Seller has no reason to believe that any of the FCC Licenses will not be renewed in the ordinary course. No FCC License will be adversely affected by consummation of the transactions contemplated hereby.
(e)Seller is the sole holder of each FCC License. No member, shareholder, director, officer, employee or former employee of Seller or any Affiliate of Seller, or any other Person owns or has any proprietary, financial or other interest (direct or indirect, other than solely as a result of their relationship with Seller) in any FCC License. None of the spectrum covered by any of the FCC Licenses is subject to any lease or other arrangement giving any third party any right to use such spectrum.
(f)Seller is not in breach or otherwise in violation of any FCC build-out or substantial service requirements relating to any FCC License.
(g)Except as set forth in the Disclosure Letter, Seller has not received any E-911 Phase I or Phase II “deployment requests” pursuant to 47 C.F.R. Section 20.18 of the FCC’s rules with respect to any Market.
3.1.3Litigation. (a) Except for proceedings affecting the wireless communications services industry generally or AWS, PCS or Lower 700 licenses or licensees generally, no litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority that reasonably could be expected to adversely affect any FCC License or Seller’s ability to consummate the transactions contemplated under this Agreement is pending or, to the Knowledge of Seller, threatened against Seller or any of its Affiliates. Neither Seller nor, to the Knowledge of Seller, any of its Affiliates, is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which will or could reasonably be expected to adversely affect any FCC License or Seller’s ability to consummate transactions contemplated under this Agreement.
(b)There have been no (i) civil fines, penalties, orders, writs, judgments, injunctions, decrees, determinations, or other awards of any courts, governmental agencies or other governmental authorities that have been imposed or levied against Seller, or to which Seller or any FCC License has become subject, during the past five years that related to or affected any FCC License, or (ii) settlements by Seller of any legal claims actually brought or threatened against Seller during the past five years that related to or affected any FCC License.

3.1.4No Conflicts; Consents. (a) Upon the receipt of the FCC Consent and compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other Person under, (a) any existing law, ordinance, or governmental rule or regulation to which Seller or any FCC License is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Seller or any FCC License, (c) the organizational documents of Seller, or (d) any material mortgage, indenture, agreement, contract, commitment, lease, plan, or other instrument, document or understanding, oral or written, to which Seller is a party or subject, by which Seller may have rights or by which any FCC License may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller thereunder.
(b)    Except as set forth in Section 3.1.4(a) and any post-Closing notifications required by the FCC, no registration or filing with or notice to, any governmental or regulatory official, body or authority, any counter-party to any contract with Seller, or any other Person is required in connection with the execution, delivery or performance of this Agreement by Seller.
3.1.5Microwave Clearing Liabilities. Subject to the qualification set forth in the Disclosure Letter, Seller has completed all relocation of incumbent microwave or Broadband Radio Service, as applicable, licensees required to be completed by Seller or any of its Affiliates in connection with any build-out or launch of commercial operations using any spectrum covered by the FCC Licenses prior to Closing. Seller or any of its Affiliates has paid all Seller Cost Sharing Obligations of which Seller or any of its Affiliates has been notified by the applicable FCC-authorized microwave reimbursement clearinghouse relating to any spectrum covered by the FCC Licenses.
3.1.6Insolvency. Seller is not the subject of any existing, pending or threatened insolvency or bankruptcy proceedings. The consummation of the transactions contemplated by this Agreement will not result in Seller being the subject of such proceedings.
3.1.7No Brokers or Finders. Except for the engagement of Stephens Inc. (“Broker”), all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by Seller directly without the intervention of any Person who may be entitled to any brokerage or finder’s fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby. Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the transactions contemplated hereby, except to Broker. Seller shall be solely responsible for any compensation due to Broker in connection with this Agreement and the transactions contemplated hereby.
3.2Representations and Warranties of Buyer. Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing Date as follows:
3.2.1Partnership Existence and Authority. Buyer is a general partnership duly formed and validly existing under the laws of the State of Delaware and has the requisite partnership power, authority and legal right to execute, deliver and perform this Agreement and the other Transaction Documents. The execution, delivery and performance by Buyer of this Agreement and all other Transaction Documents required to be executed and delivered by Buyer in accordance with the provisions of this Agreement (collectively, the “Buyer’s Documents”) have been duly authorized by all necessary partnership action. This Agreement has been, and the other Buyer’s Documents will be, duly executed and delivered by Buyer, and this Agreement constitutes, and the other Buyer’s Documents when executed and delivered will constitute, the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors’ rights generally, and except that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.2.2No Conflicts; Consents. (a) Upon the receipt of the FCC Consent and compliance with any applicable requirements of the HSR Act, the execution, delivery and performance of this Agreement and the other Buyer’s Documents by Buyer do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other Person under, (a) any existing law, ordinance, or governmental rule or regulation to which Buyer is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Buyer, (c) the partnership agreement of Buyer, or (d) any material mortgage, indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, to which Buyer is a party or by which Buyer is otherwise bound.
(b)    Except as set forth in Section 3.2.2(a) and any post-Closing notifications required by the FCC, no registration or filing with or notice to, any governmental or regulatory official, body or authority, any counter-party to any contract with Buyer (except where the failure to notify any such contractual counter-party would not affect Buyer’s ability to consummate the transactions contemplated hereby) or any other Person is required in connection with the execution, delivery or performance of this Agreement by Buyer.
3.2.3Litigation. Except for proceedings affecting the wireless communications services industry generally or AWS, PCS or Lower 700 licenses or licensees generally, no litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority that reasonably could be expected to adversely affect Buyer’s ability to consummate the transactions contemplated under this Agreement is pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates. Neither Buyer nor, to the knowledge of Buyer, any of its Affiliates, is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which will or could reasonably be expected to adversely affect Buyer’s ability to consummate transactions contemplated under this Agreement.
3.2.4No Brokers or Finders. All negotiations relative to this Agreement have been carried on by Buyer directly without the intervention of any Person on Buyer’s behalf who may be entitled to any brokerage or finder’s fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby. Buyer and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the transactions contemplated hereby.
3.2.5FCC Matters. Buyer is, and any Person to whom Buyer assigns this Agreement, including any Non-Affiliate Assignee, will be, fully qualified under the Communications Act of 1934, as amended, and the FCC Rules (i) to hold and receive FCC licenses generally, (ii) to hold and receive the FCC Licenses upon the consummation of the transactions contemplated hereby, and (iii) to be approved as the assignee of the FCC Licenses. Buyer is, and any Person to whom Buyer assigns this Agreement, including any Non-Affiliate Assignee, will be, in compliance with Section 310(b) of the Communications Act of 1934, as amended, and all FCC Rules promulgated thereunder with respect to alien ownership.
3.2.6Spectrum Screen. The spectrum held by or that is otherwise attributable to Cellco Partnership doing business as Verizon Wireless or any of its Affiliates (collectively, “Verizon Wireless”), together with any spectrum contemplated to be acquired by Verizon Wireless hereunder, or by any assignee of Verizon Wireless hereunder that will be leased by Verizon Wireless from such assignee as of the Closing Date, does not exceed 151 MHz in any Market or portion thereof.

3.3Survival of Representations and Warranties. All representations and warranties made by the parties in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder shall survive for a period lasting 18 months after Closing, except that (a) any intentional misrepresentation shall survive Closing indefinitely and (b) Sections 3.1.1, 3.1.2(b), 3.1.2(e) and Section 3.2.1, shall survive indefinitely. Any claim by a party based upon breach of any representation or warranty made pursuant to Article VI or otherwise must be submitted to the other party prior to or at the expiration of the applicable survival period. In the case of any claim submitted within such time period, the right of the party submitting the claim to recover from the other party with respect to such claim shall not be dependent on the claim being resolved or the losses being incurred within such time period. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of either party to complete the Closing, each party shall be entitled to rely upon the representations, warranties and covenants set forth herein. The waiver of any condition regarding the accuracy of any representation or warranty, regarding the performance of or compliance with any covenant or obligation or regarding any other matter, will not affect the right of indemnification or any other remedy of the waiving party after the Closing based on the inaccuracy of such representation or warranty, the nonperformance of or noncompliance with such covenant or obligation or the failure of such condition to have been satisfied.

ARTICLE IV
COVENANTS AND AGREEMENTS
4.1Covenants of Seller Pending the Closing. Seller covenants and agrees that, from the date hereof until the Closing and except as otherwise agreed to in writing by Buyer:
4.1.1Conduct of Business in the Ordinary Course. Seller’s business relating to the FCC Licenses shall be conducted, and the FCC Licenses shall be used, solely in the ordinary course consistent with past practice. Without limiting the foregoing, from the date hereof until the Closing, Seller shall:
(a)pay its applicable taxes relating to the FCC Licenses in the ordinary course of its business, consistent with past practice, and not adjust, amend or modify the terms or conditions of any of its tax payables relating to the FCC Licenses other than in the ordinary course of its business, other than taxes which are being disputed in good faith in accordance with applicable dispute procedures and for which appropriate reserves have been made, consistent with past practice;
(b)not sell, lease, license, pledge or otherwise dispose of or encumber any FCC License or any interest therein; and
(c)not (i) take or agree to take any action that would make any representation or warranty of Seller materially inaccurate at, or as of any time prior to, the Closing Date, or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being materially inaccurate in any respect at any such time.
4.1.2Maintenance of the FCC Licenses. Seller shall take all action reasonably necessary to comply with and maintain the FCC Licenses, and to otherwise preserve its rights to use the FCC Licenses to provide wireless communications service in the Markets. Without limiting the foregoing, if as of March 25, 2015 the Closing shall not have occurred, Seller shall, not later than the earliest to occur of (i) Seller’s completion of Spectrum Clearing (as defined in the Spectrum Leases) in the Cincinnati-Dayton Market, (ii) the Closing Date and (iii) April 6, 2015, file with the FCC an application for renewal of FCC License WPOI243.
4.1.3Compliance with Laws. Seller shall comply in all material respects with all laws, ordinances, rules, regulations and orders applicable to the FCC Licenses or the transactions contemplated by this Agreement. Seller shall conduct the business relating to the FCC Licenses in material compliance with all applicable laws, ordinances, rules, regulations and orders.

4.1.4Access. Upon reasonable prior notice from Buyer, Seller shall give Buyer, its financing sources and their respective authorized representatives reasonable access during normal business hours, and in a manner not unreasonably disruptive to the operations of the business of Seller or its Affiliates, to Seller’s (a) books and records relating to the FCC Licenses, and (b) officers and employees who are familiar with matters relating to the FCC Licenses in order to facilitate their review of the FCC Licenses. Any books, records or information provided to Buyer, its financing sources and their respective authorized representatives pursuant to this Section 4.1.4 shall be subject to the provisions of Section 4.3.2. Notwithstanding the foregoing, nothing in this Section 4.1.4 shall require Seller to disclose any information if such disclosure would, in the reasonable judgment of Seller, (i) violate applicable law, or (ii) jeopardize any attorney-client or other legal privilege, if Seller has used its reasonable efforts to provide such information without the loss of such privilege.
4.1.5Non-solicitation. Prior to the Closing, Seller shall not, and Seller shall cause its Affiliates and the officers, employees, agents and representatives of Seller and its Affiliates not to, directly or indirectly, (a) sell or agree to sell any FCC License to any third party, (b) issue or agree to issue any equity interest in Seller or any Affiliate of Seller, which equity or equity interests would give any Person (other than Seller or its Affiliates) the ability to control decisions with respect to the transactions contemplated by this Agreement or (c) solicit inquiries or proposals, furnish any non-public information or initiate or participate in any negotiations or discussions whatsoever with respect to any of the foregoing transactions, if and to the extent that any such act would be inconsistent with the sale of the FCC Licenses to Buyer hereunder.
4.1.6Compliance with Authorizations. Seller shall maintain all of its rights and interest in, and the validity of, the FCC Licenses, and Seller shall not engage in any transaction or take any action or omit to take any action that will or could reasonably be expected to adversely affect its rights or interest in, or the validity of, any FCC License. Without limiting the above, Seller shall use the FCC Licenses in accordance with the conditions set by the FCC for maintaining the FCC Licenses. Seller shall promptly provide Buyer with copies of all applications and other correspondence to the FCC and any notices, orders or correspondence received from the FCC that relate to any FCC License. Seller shall promptly provide Buyer with copies of any E-911 Phase I or Phase II “deployment requests” pursuant to 47 C.F.R. Section 20.18 that are received by Seller with respect to any Market.
4.1.7Updates. Between the date hereof and the Closing, Seller shall promptly notify Buyer of (a) any fact or condition of which it acquires Knowledge that renders inaccurate any of the representations or warranties made by Seller herein as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would, as of the time of such occurrence, constitute a failure on the part of Seller to meet the conditions set forth in Section 5.1.1; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Seller or the Schedules hereto or of the Disclosure Letter for the purposes of this Agreement (including Article VI), unless Buyer shall have consented thereto in writing. During the same period, Seller shall promptly notify Buyer of the occurrence of any breach of any covenant of Seller contained in this Article IV, or of any event that may make the satisfaction of the conditions set forth in Section 5.1 impossible or unlikely.
4.2Covenants of Buyer Pending the Closing. Buyer covenants and agrees that, from the date hereof until the Closing Date and except as otherwise agreed to in writing by Seller:
4.2.1Actions of Buyer. Buyer shall not (a) take or agree to take any action that would make any representation or warranty of Buyer materially inaccurate at, or as of any time prior to, the Closing Date, or (b) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being materially inaccurate in any respect at any such time.

4.2.2Updates. Between the date hereof and the Closing, Buyer shall promptly notify Seller of (a) any fact or condition of which Buyer acquires knowledge that renders inaccurate any of Buyer’s representations or warranties made herein as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would, as of the time of such occurrence, constitute a failure on the part of Buyer to meet the conditions set forth in Section 5.2.1; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Buyer for the purposes of this Agreement (including Article VI), unless Seller shall have consented thereto in writing. During the same period, Buyer shall promptly notify Seller of the occurrence of any breach of any covenant of Buyer contained in this Article IV, or of any event that may make the satisfaction of the conditions set forth in Section 5.2 impossible or unlikely.
4.3Mutual Covenants. Seller and Buyer further covenant and agree that, except as otherwise agreed to in writing by Seller and Buyer:
4.3.1Certain Filings and Consents. (a) As soon as practicable after the date of this Agreement, Seller and Buyer shall file applications with the FCC for (i) consent to the assignment by Seller to Buyer of all of Seller’s rights and interests in and to the FCC Licenses and (ii) approval of the transactions contemplated by the Spectrum Leases (together, the “FCC Applications”) , and such other applications with the FCC as may be advisable in the reasonable judgment of the parties hereto, all of which applications and notifications will comply in all material respects with the requirements of the Communications Act of 1934 and the FCC Rules. The parties shall use their respective commercially reasonable efforts to file the FCC Applications within 10 business days after the date of this Agreement. The parties shall include in the public interest statement provided to the FCC a discussion of Seller’s customer transition plans. Seller and Buyer shall diligently prosecute the FCC Applications and shall take all such actions and give all such notices as may be required or requested by the FCC or any other regulatory agency or as may be appropriate in an effort to expedite the grant of such consent by the FCC or such regulatory agency.
(b)As soon as practicable after the date of this Agreement, unless Buyer and Seller each agree that the HSR Notice (as defined below) is not required under applicable law, Buyer and Seller shall prepare and file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) notifications with respect to the transactions contemplated by this Agreement pursuant to the HSR Act and any information requested in connection therewith (the “HSR Notice”), which notifications shall specifically request early termination of the waiting period prescribed by the HSR Act (to the extent applicable to the transactions contemplated by this Agreement). The parties shall use their respective commercially reasonable efforts to file the HSR Notice within 10 business days after the date of this Agreement. The parties shall cooperate in the diligent submission of any supplemental information requested by the FTC or the DOJ with respect to such notifications.

(c)Each of Buyer and Seller shall, and shall cause its Affiliates to, cooperate with the other party in connection with the making of all filings and the obtaining of all approvals referred to in this Section 4.3.1, including by (i) providing copies of all such filings and attachments to the non-filing party, (ii) furnishing all information required for all such filings, (iii) promptly keeping the other party informed in all material respects of any material communication received by such party from, or given by such party to, any governmental or regulatory body relating to the approval of the transactions contemplated hereby and of any material communication received or given in connection with any proceeding by a private party relating to the approval of the transactions contemplated hereby by any governmental or regulatory body, and (iv) permitting the other party to review any material communication delivered to, and, to the extent practicable under the circumstances, consulting with the other party in advance of any meeting or conference with, any governmental or regulatory body relating to the transactions contemplated hereby or in connection with any proceeding by a private party relating to the approval of the transactions contemplated hereby by any governmental or regulatory body. To the extent practicable under the circumstances, neither party shall participate in any meeting or discussion expected to address substantive matters related to the transactions contemplated hereby, either in person or by telephone, with any governmental or regulatory body in connection with the proposed transaction unless, to the extent not prohibited by such governmental or regulatory body, it gives the other party the opportunity to attend and observe. The parties shall advise each other promptly in respect of any understandings, undertakings or agreements (oral or written) that either of them proposes to make or enter into with the FCC, the FTC, the DOJ or any other governmental or regulatory body in connection with the transactions contemplated hereby. To the extent that confidential information of either party is required to be filed with any governmental or regulatory body, the party submitting such information shall, prior to such disclosure, (A) notify the party whose confidential information is to be disclosed, and (B) together with the party whose information is to be disclosed, seek and use commercially reasonable efforts to secure confidential treatment of such information pursuant to the applicable protective order or other confidentiality procedures of such governmental or regulatory body.
(d)In the event that at any time after the date hereof Buyer or Seller, or any of their respective Affiliates, enters into any transaction or takes some other action that would have the effect of materially delaying, preventing or otherwise impeding the receipt of any regulatory approvals necessary to effect the transactions contemplated hereby, such party or parties shall use its or their commercially reasonable efforts to eliminate or otherwise mitigate as fully as possible any such adverse effect on obtaining such approvals.
4.3.2Non‑Disclosure. None of Seller, the members or Affiliates of Seller or Seller’s agents or representatives and none of Buyer, the partners or Affiliates of Buyer or Buyer’s agents or representatives shall at any time disclose to the public (by means of any press release, public statement, public filing with a regulatory body or otherwise) or to any third party the fact that Buyer is contemplating the purchase of the FCC Licenses, or that Seller is contemplating the sale of the FCC Licenses to Buyer, or the existence of this Agreement or the terms and conditions of this Agreement, or the substance of the negotiations between the parties regarding such terms and conditions, except:
(a)as required by applicable law or the rules of any relevant stock exchange, by order or decree of a court or regulatory body having jurisdiction over such party, or in connection with such party’s or its Affiliate’s enforcement of any rights it may have at law or equity; provided that the disclosing party provides the other party as much opportunity to review and comment in advance on such disclosure as is practicable under the circumstances;
(b)on a “need to know” basis to Persons within such party’s organization, or outside of such party’s organization, such as such party’s financing sources and its and their respective attorneys, accountants, bankers, financial advisors and other consultants who may be assisting such party or such party’s financing sources in connection with the transactions contemplated hereby and who agree to be bound by customary nondisclosure obligations (and such party shall be liable for any breach by any such Person of such nondisclosure obligations);
(c)as expressly required by this Agreement or by the rules of the FCC;

(d)communications and disclosures to Seller’s customers that are mutually agreed by both parties or expressly required by the FCC;
(e)with the express prior written approval of the other party; or
(f)after such information has become publicly available without breach of this Agreement.
Notwithstanding anything contained in this Agreement to the contrary, the provisions of this Section shall survive the Closing.
4.3.3Compliance with this Agreement; Cooperation. Buyer and Seller shall each perform and comply with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. Seller and Buyer shall, and shall cause their respective Affiliates to, cooperate with the other and use all commercially reasonable efforts to cause all of the conditions to the obligations of Buyer and Seller under this Agreement to be satisfied as soon as reasonably practicable after the date hereof.
4.3.4Other Regulatory Requirements. Each party agrees to reasonably cooperate with the other party in connection with the other party’s efforts to satisfy any regulatory requirements in connection with the transactions contemplated by this Agreement.
4.4Tax Treatment. For all income tax purposes, the parties agree (a) that as between Buyer and Seller, Buyer shall be treated as the owner of the FCC Licenses from and after the Closing and (b) to report the transactions contemplated by this Agreement as a sale of the FCC Licenses on the Closing Date.

ARTICLE V
CONDITIONS PRECEDENT TO CLOSING
5.1Conditions Precedent to Obligations of Buyer.
All obligations of Buyer under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent, which may be waived in writing in whole or in part by Buyer:
5.1.1Representations and Warranties True as of the Closing. All of the representations and warranties of Seller contained in this Agreement or in any schedule, certificate or document delivered to Buyer pursuant to the provisions hereof (considered collectively without regard to materiality qualifiers contained in such representations and warranties), and each such representation and warranty (considered individually), other than the representations and warranties (or portions thereof) which contain materiality qualifiers, shall have been true in all material respects as of the date of this Agreement and on the Closing Date as if made on the Closing Date (except where such representation or warranty speaks as of a specific date), without giving effect to any updated information disclosed by Seller to Buyer pursuant to Section 4.1.7. Each such representation and warranty (or portion thereof) that contains a materiality qualifier (considered individually) shall have been true in all respects as of the date of this Agreement and on the Closing Date as if made on the Closing Date (except where such representation or warranty speaks as of a specific date), without giving effect to any updated information disclosed by Seller to Buyer pursuant to Section 4.1.7.
5.1.2Compliance with this Agreement. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.
5.1.3Closing Certificates. Buyer shall have received a certificate from Seller, dated the Closing Date, certifying that the conditions specified in Sections 5.1.1 and 5.1.2 have been fulfilled, and a certificate of an executive officer of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, with respect to Seller’s organizational documents and authorizing resolutions and the incumbency and signatures of the persons authorized to execute Transaction Documents on its behalf.

5.1.4Opinion of FCC Counsel for Seller. Seller shall have caused Bingham McCutchen LLP, or other counsel reasonably satisfactory to Buyer, to deliver to Buyer the written opinions set forth on Exhibit B hereto. Such opinions shall be dated the Closing Date, shall contain only such changes as shall be in form and substance reasonably satisfactory to Buyer, and shall be incorporated into opinion letters that are otherwise in form and substance reasonably satisfactory to Buyer.
5.1.5No Threatened or Pending Litigation. On the Closing Date:
(a)no injunction or final judgment shall be in effect that restrains or prohibits the consummation of the transactions contemplated hereby or by any Transaction Document; and
(b)no suit, action or other proceeding shall be threatened by any governmental or regulatory body or be pending before any court or governmental or regulatory official, body or authority other than the FCC in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby or by any Transaction Document or to obtain material damages or other material relief in connection with this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or by any Transaction Document, or which could reasonably be expected to have a material adverse effect on any FCC License or the use thereof, and no investigation by any governmental or regulatory body that would reasonably be expected to result in any such suit, action or proceeding shall be pending or threatened.
5.1.6Regulatory Approvals. The FCC Consent shall have been obtained pursuant to a Final Order, free of any conditions adverse to Buyer or that would reasonably be expected to have an adverse effect on any FCC License, except for conditions imposed by the rules and regulations of the FCC on AWS, PCS and Lower 700 Licenses generally. Any spectrum divestiture conditions set forth in one or more written actions or orders by the FCC or any of its bureaus approving the transactions contemplated by this Agreement, which conditions are specifically stated in the FCC Consent to be related to a separate strategic transaction entered into between the date of this Agreement and the Closing Date by Buyer or any of its Affiliates, shall for purposes of this Section 5.1.6 not be deemed to be adverse to Buyer or to reasonably be expected to have an adverse effect on any FCC License. Any requirement in the FCC Consent that Seller continue providing wireless service to its customers for a period longer than the Lease Term (as defined in the Spectrum Leases) shall for purposes of this Section 5.1.6 be deemed adverse to Buyer. “FCC Consent” means the requisite consent of the FCC to permit (x) the assignment by Seller to Buyer of the FCC Licenses and (y) the transactions contemplated by the Spectrum Leases. “Final Order” means an action or decision as to which (a) no request for a stay of the action or decision of the FCC is pending, no stay is in effect, and any deadline for filing such request that may be designated by statute or regulation has passed, (b) no petition for rehearing or reconsideration or application for review is pending before the FCC and the time for the filing of any such petition or application has passed, (c) the FCC does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed, and (d) no appeal to a court of competent jurisdiction is pending or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.
5.1.7HSR Act. Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.
5.2Conditions Precedent to the Obligations of Seller. All obligations of Seller under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent, which may be waived in whole or in part by Seller:

5.2.1Representations and Warranties True as of the Closing Date. All of the representations and warranties of Buyer contained in this Agreement (or in the event a Non-Affiliate Assignee shall be the purchaser at Closing, the corresponding representations and warranties made by the Non-Affiliate Assignee in the Assignment and Assumption Agreement) or in any schedule, certificate or document delivered to Seller pursuant to the provisions hereof (considered collectively), and each such representation and warranty (considered individually), shall have been true in all material respects as of the date of this Agreement and on the Closing Date as if made on the Closing Date (except where such representation or warranty speaks as of a specific date), without giving effect to any updated information disclosed by Buyer to Seller pursuant to Section 4.2.2.
5.2.2Compliance with this Agreement. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.
5.2.3Closing Certificate. Seller shall have received a certificate from Buyer dated the Closing Date certifying that the conditions specified in Sections 5.2.1 and 5.2.2 have been fulfilled.
5.2.4No Threatened or Pending Litigation. On the Closing Date:
(a)no injunction or final judgment shall be in effect that restrains or prohibits the consummation of the transactions contemplated hereby or by any Transaction Document; and
(b)no suit, action or other proceeding shall be threatened by any governmental or regulatory body or be pending before any court or governmental or regulatory official, body or authority other than the FCC in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby or by any Transaction Document or to obtain material damages or other material relief in connection with this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or by any Transaction Document, and no investigation by any governmental or regulatory body that would reasonably be expected to result in any such suit, action or proceeding shall be pending or threatened.
5.2.5Regulatory Approvals. The FCC Consent shall have been obtained free of any conditions adverse to Seller. Any requirement in the FCC Consent that Seller continue providing wireless service to its customers for a period longer than the Lease Term (as defined in the Spectrum Leases) shall for purposes of this Section 5.2.5 be deemed adverse to Seller.
5.2.6HSR Act. Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

ARTICLE VI
INDEMNIFICATION
6.1General Indemnification Obligation of Seller. From and after the Closing, Seller will reimburse, indemnify and hold harmless Buyer, its Affiliates, and its and their respective directors, officers, agents, employees, successors and assigns (each, an “Indemnified Buyer Party”) against and in respect of any and all damages, losses, deficiencies, liabilities, assessments, fines, judgments, costs and other expenses (including reasonable legal fees and expenses) (“Losses”) incurred or suffered by any Indemnified Buyer Party that result from, relate to or arise out of:
(a)any and all liabilities and obligations of Seller or its Affiliates of any kind or nature whatsoever, known or unknown, accrued, contingent or otherwise, including third-party claims alleging any such liabilities or obligations;
(b)any inaccuracy in or breach of a warranty made by Seller in this Agreement or any certificate, schedule, exhibit, document, agreement or instrument furnished to Buyer pursuant hereto; and any and all claims made by third parties that arise out of, are based upon or allege any such inaccuracy or breach or that are inconsistent with the accuracy of any such representation or warranty, and any and all investigations, audits or proceedings by third parties for the purpose of determining whether to make such a claim;

(c)any breach or nonfulfillment of any agreement or covenant on the part of Seller under this Agreement or any certificate, schedule, exhibit, document, agreement or instrument furnished to Buyer pursuant hereto; and any and all claims made by third parties that arise out of, are based upon or allege any such breach or nonfulfillment or that are inconsistent with the fulfillment of any such agreement or covenant, and any and all investigations, audits or proceedings by third parties for the purpose of determining whether to make such a claim; or
(d)any event related to any FCC License that occurred prior to the Closing Date or any action or inaction with respect to any FCC License prior to the Closing Date of Seller, any member of Seller or any of their respective directors, officers, employees, agents, Affiliates, representatives or subcontractors or other Related Parties of Seller; and any and all actions, suits, claims, proceedings or investigations brought by a third party against any Indemnified Buyer Party that arise out of, result from, are based upon or allege any such event, action or inaction; “Related Party” means, with respect to any Person, any Affiliate of such Person or any partner, shareholder, member, manager, director, officer, employee, agent, trustee, beneficiary or spouse of such Person or any of its Affiliates.
6.2General Indemnification Obligations of Buyer. From and after the Closing, Buyer will reimburse, indemnify and hold harmless Seller, its Affiliates, and its and their respective directors, officers, agents, employees, successors and assigns (each, an “Indemnified Seller Party”) against and in respect of any and all Losses incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of:
(a)any and all liabilities and obligations of Buyer or its Affiliates of any kind or nature whatsoever, known or unknown, accrued, contingent or otherwise, including third-party claims alleging any such liabilities or obligations;
(b)any inaccuracy in or breach of a warranty made by Buyer in this Agreement or any certificate, schedule, exhibit, document, agreement or instrument furnished to Seller pursuant hereto; and any and all claims made by third parties that arise out of, are based upon or allege any such inaccuracy or breach or that are inconsistent with the accuracy of any such representation or warranty, and any and all investigations, audits or proceedings by third parties for the purpose of determining whether to make such a claim;
(c)any breach or nonfulfillment of any agreement or covenant on the part of Buyer under this Agreement or any certificate, schedule, exhibit, document, agreement or instrument furnished to Seller pursuant hereto; and any and all claims made by third parties that arise out of, are based upon or allege any such breach or nonfulfillment or that are inconsistent with the fulfillment of any such agreement or covenant, and any and all investigations, audits or proceedings by third parties for the purpose of determining whether to make such a claim; or
(d)any event related to any FCC License that occurred after the Closing Date or any action or inaction with respect to any FCC License after the Closing Date of Buyer, any partner of Buyer or any of their respective directors, officers, employees, agents, Affiliates, representatives or subcontractors or other Related Parties of Buyer; and any and all actions, suits, claims, proceedings or investigations brought by a third party against any Indemnified Seller Party that arise out of, result from, are based upon or allege any such event, action or inaction.

6.3Limitations.

6.3.1.    Seller shall not be liable for any inaccuracy in or breach of representation and warranty pursuant to Section 6.1(b) unless the aggregate amount of all Losses of the Indemnified Buyer Parties for all such inaccuracies or breaches, excluding any Losses as described in the following sentence, exceeds an amount equal to 1% of the Purchase Price (the “Deductible”), in which case Seller shall only be liable to the Indemnified Buyer Parties for Losses in excess of the Deductible. In addition, Seller shall not be liable for any individual claim, or series of related claims, where the Loss relating thereto is less than $10,000 (the “Per-Claim Threshold”). In no event shall Seller’s aggregate liability under Section 6.1(b) exceed an amount equal to 50% of the Purchase Price (the “Cap”). Notwithstanding the foregoing, the Deductible, Per-Claim Threshold and Cap shall not be applicable with respect to inaccuracies in or breaches of the representations and warranties set forth in Sections 3.1.1, 3.1.2(a), 3.1.2(b), 3.1.2(c), 3.1.2(d), 3.1.2(e) and 3.1.5 or any intentional or willful misrepresentations.
6.3.2    Notwithstanding any other provisions of this Agreement, in no event shall any party be liable for any Losses that are consequential, exemplary or punitive, or otherwise not constituting actual direct Losses, regardless of the theory of recovery, provided that this Section 6.3 shall not apply to (i) any intentional or willful misrepresentations or any breaches of covenants or agreements by any party, or (ii) any damages that are payable to third parties pursuant to a final, non-appealable order.
6.3.3    The amount of any Losses for which an Indemnified Seller Party or an Indemnified Buyer Party claims indemnification under this Agreement shall be reduced by: (i) any insurance proceeds actually received by the Indemnified Seller Party or Indemnified Buyer Party, as applicable, with respect to such Losses, and (ii) any indemnification or reimbursement payments actually received by the Indemnified Seller Party or Indemnified Buyer Party, as applicable, from third parties (other than insurers) with respect to such Losses, in each case net of all costs and expenses of the Indemnified Buyer Party or Indemnified Seller Party, as applicable, in connection with collecting such proceeds or payments, including any insurance premium increases, if applicable.
6.3.4    If an Indemnified Buyer Party receives any payment from Seller in respect of any Losses pursuant to Section 6.1 or an Indemnified Seller Party receives any payment from Buyer in respect of any Losses pursuant to Section 6.2 and the Indemnified Buyer Party or Indemnified Seller Party, as applicable, could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnified Buyer Party or the Indemnified Seller Party, as applicable, to the extent permitted by applicable law and contractual obligations Seller or Buyer, as applicable, shall be subrogated to, and the Indemnified Buyer Party or the Indemnified Seller Party, as applicable, shall assign to the Seller or Buyer, as applicable, such of the Indemnified Buyer Party’s or the Indemnified Seller Party’s, as applicable, rights to proceed against the Potential Contributor as are necessary to permit Seller or Buyer, as applicable, to seek recovery from the Potential Contributor of the amount of such payment.
6.3.5    Notwithstanding the fact that any Person may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement with respect to any fact, event, condition or circumstance, no Person will be entitled to recover the amount of any Losses suffered by such Person more than once under this Agreement in respect of such fact, event, condition or circumstance.

6.4Indemnification Procedures. (a) In the event that any claim or demand for which Seller would be liable to an Indemnified Buyer Party under this Article VI is asserted against or sought to be collected from an Indemnified Buyer Party by a third party, the Indemnified Buyer Party shall give notice of such claim or demand promptly to Seller, which notice(s) shall specify the nature of such claim or demand in reasonable detail and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the “Claim Notice”) and shall attach to such Claim Notice copies of any applicable summonses, complaints, pleadings, written claims, demands, notices, correspondence or other documents evidencing or supporting such claim. Seller shall have 20 business days from the receipt of the Claim Notice (the “Notice Period”) in accordance with Section 7.8 to notify the Indemnified Buyer Party, (A) whether or not it disputes its liability to the Indemnified Buyer Party hereunder with respect to such claim or demand, and (B) if Seller does not dispute its liability, whether or not Seller desires, at its sole cost and expense, to defend the Indemnified Buyer Party against such claim or demand.
(b)If Seller disputes its liability to the Indemnified Buyer Party hereunder with respect to such claim or demand or amount thereof, following the Notice Period and pending the resolution of any dispute by Seller of its liability with respect to any claim or demand, such claim or demand may be settled by the Indemnified Buyer Party upon two business days’ prior notice, in which case the amount of such settlement shall be conclusively deemed to be a liability of Seller hereunder if it is determined that Seller has liability for such claim or demand.
(c)If Seller notifies the Indemnified Buyer Party within the Notice Period that it desires to defend the Indemnified Buyer Party against such claim or demand (including any tax audit) then, except as hereinafter provided, Seller shall have the right to defend the Indemnified Buyer Party by appropriate proceedings; provided, however, Seller shall not, without the prior written consent of the Indemnified Buyer Party (which shall not be unreasonably withheld or delayed), consent to the entry of any judgment against the Indemnified Buyer Party or enter into any settlement or compromise which (i) does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Buyer Party of a release, in form and substance reasonably satisfactory to the Indemnified Buyer Party, from all liability in respect of such claim or litigation, (ii) includes terms and conditions which, in the reasonable judgment of the Indemnified Buyer Party, impose any burden, restraint, cost, liability, duty or other obligation on the Indemnified Buyer Party or (iii) includes any damages or other monetary obligation that is not simultaneously with the effectiveness of such settlement, paid in full by Seller. The Indemnified Buyer Parties shall make available to Seller and its agents and representatives all records, documents, information, data and other materials which may be reasonably required in the defense of such third party claim, and shall otherwise cooperate with and assist Seller in its defense of the claim. If the Indemnified Buyer Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense; provided, however, that if the Indemnified Buyer Party shall have reasonably concluded, based on the advice of counsel, that the same counsel would be inappropriate due to actual or potential differing interests between Seller and the Indemnified Buyer Party, Seller shall be responsible for the reasonable legal fees and expenses of the Indemnified Buyer Party’s separate counsel; provided, further, that in no event shall Seller be liable for the expenses of more than one separate law firm (excluding local counsel) for all Indemnified Buyer Parties with respect to any claim or demand or series of related claims or demands hereunder.
(d)Except as otherwise provided in Section 6.4(b), any claim or demand for which an Indemnified Buyer Party seeks indemnification under this Article VI may be settled by the Indemnified Buyer Party only with the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed). The amount of any settlement so approved shall be conclusively deemed to be a liability of Seller hereunder if it is determined that Seller has liability for such claim or demand.
(e)In the event an Indemnified Buyer Party should have a claim against Seller hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Buyer Party shall promptly send a Claim Notice with respect to such claim to Seller.

(f) The failure of the Indemnified Buyer Party to give Seller a Claim Notice shall not relieve Seller from any liability in respect of such claim, demand or action which it may have to such Indemnified Buyer Party on account of this Article VI, except to the extent of actual prejudice or damages as a result thereof.
(g)Nothing contained herein shall be deemed to prevent any Indemnified Buyer Party from making a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand and the estimated amount thereof to the extent then feasible and the Indemnified Buyer Party has reasonable grounds to believe that such a claim or demand will be made. Each Claim Notice relating to a breach of any representation or warranty contained in Article III must be given prior to the expiration date of the applicable survival period for such representation or warranty, as set forth in Section 3.3. In the case of any Claim Notice submitted within the applicable time period in accordance with the requirements of this Section 6.4, the right of the party submitting the claim that is the subject of such Claim Notice to recover from the other party with respect to such claim shall not be dependent on the claim being resolved or the losses being incurred within such time period.
(h)All claims for indemnification by an Indemnified Seller Party under Article VI shall be asserted and resolved under the procedures set forth above substituting in the appropriate place “Indemnified Seller Party” for “Indemnified Buyer Party” and variations thereof and “Buyer” for “Seller.”
6.5Payments. (a) Upon a determination of liability under this Article VI, the appropriate party shall pay the indemnified party the amount so determined within 10 business days after the date of such determination. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, the party from which indemnification is due shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Agreement and the portion, if any, theretofore paid shall bear interest as provided in Section 6.5(b). Upon the payment in full of any claim, the party or entity making payment shall be subrogated to the rights of the indemnified party against any Person with respect to the subject matter of such claim. In computing the dollar amount of any claim resulting from any inaccuracy or breach of a representation or warranty, as opposed to whether a breach has occurred, all materiality and “material adverse effect” qualifications shall be disregarded.
(b)If all or part of any indemnification obligation under this Agreement is not paid when due, then the indemnifying party shall pay the indemnified party interest on the unpaid amount of the obligation for each day from the date the amount became due until payment in full, payable on demand, at the fluctuating rate per annum which at all times shall be three percentage points in excess of the “Prime Rate” published from time to time in the “Money Rates” table of the Eastern Edition of The Wall Street Journal.
6.6Treatment of Payments. Any payment made pursuant to the indemnification obligations arising under this Article VI shall be treated as an adjustment to the Purchase Price for U.S. federal income tax purposes unless otherwise required by law.
6.7Exclusive Remedy. Following the Closing, the parties acknowledge and agree that the indemnification rights of the parties and their Affiliates under this Article VI are their exclusive remedy with respect to any and all claims arising out of or in relation to this Agreement and the Transaction Documents, provided that the foregoing shall not limit any party’s equitable remedies or any party’s rights or remedies based on fraud.

ARTICLE VII
MISCELLANEOUS
7.1Termination. (a) Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated at any time before the Closing Date only as follows:
(i)by mutual written consent of Seller and Buyer;
(ii)by either party if Closing is prohibited by change in law;

(iii)by Seller, at any time (A) if the representations and warranties of Buyer contained herein (or in the event a Non-Affiliate Assignee shall be the purchaser at Closing, the corresponding representations and warranties made by the Non-Affiliate Assignee in the Assignment and Assumption Agreement) or in any schedule, certificate or document delivered to Seller pursuant to the provisions hereof (considered collectively), or if any such representation and warranty (considered individually), in each case without giving effect to any updated information disclosed by Buyer to Seller pursuant to Section 4.2.2, were/was incorrect in any material respect on the date hereof or become/becomes incorrect in any material respect prior to Closing or (B) if Buyer failed to comply in any material respect with any of its covenants or obligations set forth herein, provided that Seller shall have promptly given Buyer written notice of same and Buyer shall not have cured same within 30 days of receipt of said notice;
(iv)by Buyer, at any time (A) if the representations and warranties of Seller contained herein or in any schedule, certificate or document delivered to Buyer pursuant to the provisions hereof (considered collectively, without regard to materiality qualifiers contained in such representations and warranties), or if any such representation and warranty (considered individually), other than any of the representations and warranties (or portions thereof) which contain materiality qualifiers, in each case without giving effect to any updated information disclosed by Seller to Buyer pursuant to Section 4.1.7, were/was incorrect in any material respect on the date hereof or become/becomes incorrect in any material respect prior to Closing, (B) if any of the representations and warranties of Seller (or portions thereof) which contain materiality qualifiers (considered individually), in each case without giving effect to any updated information disclosed by Seller to Buyer pursuant to Section 4.1.7, were/was incorrect in any respect on the date hereof or become/becomes incorrect in any respect prior to Closing, or (C) if Seller failed to comply in any material respect with any of its covenants or obligations set forth herein, provided that Buyer shall have promptly given Seller written notice of the same and Seller shall not have cured same within 30 days of receipt of said notice;
(v)by either Buyer or Seller, if the Closing does not occur by the first anniversary of the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(a)(v) shall not be available to any party whose breach of this Agreement has been the cause of the failure of the Closing to occur on or before such date; or
(vi)by either Buyer or Seller upon written notice to the other party if the consummation of the transactions contemplated hereunder shall be prohibited by a final, non-appealable order, decree or injunction of a court of competent jurisdiction.
(b)In the event of the termination of this Agreement pursuant to the provisions of Section 7.1(a), this Agreement shall become void and have no effect, without any liability on the part of any of the parties or their members, shareholders, partners, directors, trustees, beneficiaries or officers in respect of this Agreement except as set forth below in this Section 7.1(b). If the termination was pursuant to Sections 7.1(a)(iii) or 7.1(a)(iv), the breaching party shall be liable to the other party for all costs and expenses of such other party in connection with the preparation, negotiation, execution and performance of this Agreement, and, in addition to the foregoing, such other party may pursue all other remedies available to it at law or in equity.
7.2Expenses. Except as otherwise provided in this Agreement, Seller shall pay its own expenses, and Buyer shall pay its own expenses, incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby. Buyer and Seller shall each be responsible for half of the filing fees associated with making the FCC Applications and filing the HSR Notice, and Buyer and Seller shall each be responsible for its own legal or other fees, costs and expenses incurred in connection with such application and notifications.

7.3Sales, Transfer and Documentary Taxes. All transfer, documentary, sales, use, stamp and registration taxes (including any penalties and interest) incurred in connection with this Agreement shall be borne equally by Buyer and Seller. Buyer and Seller agree to reasonably cooperate to structure the transactions contemplated by this Agreement in a manner that will minimize the amount of any such taxes.
7.4Further Assurances. Seller from time to time after the Closing, at Buyer’s request, will execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, the FCC Licenses. Each party will cooperate with the other and execute and deliver to the other party such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party as necessary to carry out, evidence and confirm the intended purposes of this Agreement.
7.5Entire Agreement; Amendments. This Agreement, including its Schedules and Exhibits, which are specifically incorporated herein, together with the Disclosure Letter and the other Transaction Documents, sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and supersede any and all previous agreements and understandings, oral or written, between or among the parties regarding the transactions contemplated hereby. This Agreement shall not be amended or modified except by written instrument duly executed by each of the parties hereto.
7.6Assignment and Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Except as set forth in the remainder of this Section 7.6, this Agreement may not be assigned in whole or in part prior to the Closing by Seller without the prior written consent of Buyer, or by Buyer without the prior written consent of Seller. The foregoing notwithstanding, Buyer shall have the right to assign its rights and/or obligations under this Agreement in whole or in part without requirement of any consent from Seller to (i) one or more of its Affiliates or any successor to all or substantially all of Buyer’s business by way of merger, consolidation, liquidation, purchase of assets of Buyer or other form of acquisition or other form of reorganization, or (ii) to any other Person (a “Non-Affiliate Assignee”) pursuant to the terms and conditions set forth in the form of Assignment and Assumption Agreement attached hereto as Exhibit C (the “Assignment and Assumption Agreement”). In the event of an assignment by Buyer to a Non-Affiliate Assignee, Buyer, Seller and the Non-Affiliate Assignee will execute the Assignment and Assumption Agreement.
7.7Waiver. No waiver of any term or provision of this Agreement shall be effective unless in writing, signed by the party against whom enforcement of the same is sought. The grant of a waiver in one instance does not constitute a waiver in any other instance. No failure to exercise, and no delay in exercising, by either party, any right, remedy, power or privilege hereunder shall operate as a waiver thereof.
7.8Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by registered or certified mail or by FedEx or other overnight mail service, postage prepaid, or by fax, with written confirmation to follow, as follows:
If to Buyer, to:
Cellco Partnership
One Verizon Way
Basking Ridge, NJ 07920
Attention: Steven R. Smith, VC43E073
Senior Vice President - Business Development
Facsimile: (908) 696-2197

With a required copy (which shall not itself constitute notice) to:
Cellco Partnership
One Verizon Way
Basking Ridge, NJ 07920
Attention: Stephen B. Heimann, VC52S484
Assistant General Counsel - Business Development
Facsimile: (908) 559-7125

If to Seller, to:
Cincinnati Bell Wireless, LLC
221 East Fourth Street
Cincinnati, OH 45202
Attention: Christopher J. Wilson, Vice President, General Counsel & Secretary
Facsimile: (513) 721-7358
With a required copy (which shall not itself constitute notice) to:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
Attention: Robert I. Townsend, III, Esq.
William V. Fogg, Esq.
Facsimile: (212) 474-3700
If to Parent, to:
Cincinnati Bell Inc.
221 East Fourth Street
Cincinnati, OH 45202
Attention: Christopher J. Wilson, Vice President, General Counsel & Secretary
Facsimile: (513) 721-7358
With a required copy (which shall not itself constitute notice) to:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
Attention: Robert I. Townsend, III, Esq.
William V. Fogg, Esq.
Facsimile: (212) 474-3700
or to such other address or facsimile numbers as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered.
7.9Remedies. The parties acknowledge and agree that the obligations hereunder are unique and that remedies at law, including monetary damages, will be inadequate in the event of a breach by any party in the performance of its obligations under this Agreement. Accordingly, the parties agree that in the event of any such breach, the non-breaching parties shall be entitled to a decree of specific performance pursuant to which each of the other parties is ordered to affirmatively carry out its obligations under this Agreement. Any requirements for the securing or posting of any bond with such equitable remedy are hereby waived. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by any party, each of which expressly reserves any and all rights and remedies available to it at law or in equity in the event of any breach or default by any other party under this Agreement.

7.10Schedules and Exhibits; Disclosure Letter. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. As used herein “Disclosure Letter” means the confidential disclosure letter qualifying certain representations and warranties contained in this Agreement and delivered by Seller to Buyer prior to the execution of this Agreement.
7.11Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without reference to its choice of law rules. In connection with any controversy arising out of or related to this Agreement, Seller and Buyer hereby irrevocably consent to the jurisdiction of the United States District Court for the Southern District of New York, if a basis for federal court jurisdiction is present, and, otherwise, in the state courts of the State of New York. Seller and Buyer each irrevocably consents to service of process out of the aforementioned courts and waives any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or in connection with this Agreement brought in the aforementioned courts and hereby further irrevocably waives and agrees not to plead or claim in such courts that any such action or proceeding brought in such courts has been brought in an inconvenient forum.
7.12No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are delivered solely by the parties hereto and are for the sole benefit of the parties hereto and, in the case of Article VI, the other indemnified parties, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other Persons.
7.13Headings, Gender, “Person,” “including” and “Knowledge”. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise specified, any reference herein to a section or article shall be a reference to such section or article of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a “Person” herein shall include an individual, firm, corporation, partnership, limited liability company, trust, governmental authority or body, association, unincorporated organization or any other entity. Whenever used in this Agreement, the word “including” and variations thereof shall not be construed to imply any limitation and shall mean “including but not limited to.” “Knowledge” or “Know” and variations thereof with respect to Seller means the knowledge of the individuals set forth in Section 7.13 of the Disclosure Letter after reasonable inquiry of the employees and/or officers of Seller and its Affiliates who are principally responsible for the subject matter of the relevant representation.
7.14Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. Moreover, the parties agree that the invalid or unenforceable provision shall be enforced to the maximum extent permitted by law in accordance with the intention of the parties as expressed by such provision.
7.15Counterparts and Facsimile Signatures. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by each of the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. The parties intend to sign and deliver this Agreement by facsimile transmission or by scanned electronic copy via email. Each party agrees that the delivery of this Agreement by facsimile or email shall have the same force and effect as delivery of original signatures and that each party may use such facsimile signatures or scanned electronic copy of such signatures as evidence of the execution and delivery of this Agreement by all parties to the same extent that an original could be used.
7.16Agreements, Representations and Warranties of Parent. (a) Parent hereby agrees to cause Seller to perform all of its covenants and obligations under this Agreement and under the Spectrum Leases.

(b)Parent shall be liable to Buyer, on a joint and several basis with Seller, for any and all liabilities and obligations of Seller under Article VI and under Section 10 of the Spectrum Leases.
(c)Prior to the earlier to occur of the Closing or any termination of this Agreement in accordance with the provisions of Section 7.1, Parent shall not, and shall cause Seller and its Subsidiaries and their respective officers, employees, agents and representatives not to (i) sell or agree to sell any FCC License to any third party, (ii) issue or agree to issue any equity interest in Seller or any Affiliate of Seller, which equity or equity interests would give any Person (other than Seller or its Affiliates) the ability to control decisions with respect to the transactions contemplated by this Agreement, or (iii) solicit inquiries or proposals, furnish any non-public information or initiate or participate in any negotiations or discussions whatsoever with respect to any of the foregoing transactions, if and to the extent that any such act would be inconsistent with the sale of the FCC Licenses to Buyer hereunder.
(d)In the event of the termination of this Agreement by Buyer pursuant to the provisions of Section 7.1(a)(iv), Parent shall be liable to Buyer, on a joint and several basis with Seller, for any and all liabilities of Seller resulting from or arising out of any breach of any agreement or covenant hereunder by Seller prior to the termination of this Agreement to the extent provided in Section 7.1(b).
(e)Parent hereby represents and warrants to Buyer as follows: Parent is a corporation, duly formed and validly existing under the laws of the State of Ohio. Parent has the requisite corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance by Parent of this Agreement have been duly authorized by all necessary corporate action on the part of Parent. The Agreement has been duly executed and delivered by Parent. This Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws affecting creditors’ rights generally and by general principles of equity.
(f)Except as set forth in the Disclosure Letter, upon the receipt of the FCC Consent and compliance with any applicable requirements of HSR Act, the execution, delivery and performance of this Agreement and the other Transaction Documents by Parent do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other Person under, (a) any existing law, ordinance, or governmental rule or regulation to which Parent or any FCC License is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Parent or any FCC License, (c) the organizational documents of Parent, or (d) any material mortgage, indenture, agreement, contract, commitment, lease, plan, or other instrument, document or understanding, oral or written, to which Parent is a party or subject, by which Parent may have rights or by which any FCC License may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Parent thereunder. Except as set forth in the first sentence of this Section 7.16(f) and any post-Closing notifications required by the FCC, no registration or filing with or notice to, any governmental or regulatory official, body or authority, any counter-party to any contract with Parent, or any other Person is required in connection with the execution, delivery or performance of this Agreement by Parent.
(g)Parent shall be subject to, bound by and entitled to the benefits of the other relevant provisions of Article VI and Article VII.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

CELLCO PARTNERSHIP d/b/a VERIZON WIRELESS

By:	/s/ Holly Hess
Name: Holly Hess
Title: SVP & CFO

CINCINNATI BELL WIRELESS, LLC

By:	/s/ Theodore H. Torbeck
Name: Theodore H. Torbeck
Title: President and Chief Executive Officer

CINCINNATI BELL INC.
(for purposes of Section 7.16 only)

By:	/s/ Theodore H. Torbeck
Name: Theodore H. Torbeck
Title: President and Chief Executive Officer